EXHIBIT 8.1

                     [Letterhead of Vinson & Elkins L.L.P.]

                                October 25, 1999



Carriage Services, Inc.
1300 Post Oak Blvd.
Suite 1500
Houston, Texas  77056


Ladies and Gentlemen:

      We have acted as counsel to Carriage Services, Inc., a Delaware corporation ("Carriage"), and Carriage Services Capital Trust, a Delaware statutory business trust (the "Trust"), relating to the issuance of 7% Convertible Preferred Securities of the Trust in a total aggregate amount of $93,750,000. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Carriage and the Trust on Form S-3 (Registration No. 333-84141) filed with the Securities and Exchange Commission (the "Commission") on July 30, 1999 and the amendments thereto (as amended, the "Registration Statement") and the prospectus included therein (the "Prospectus").

      We have examined the Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Convertible Junior Subordinated Debentures and the Convertible Preferred Securities will be issued in accordance with the operative documents described in the Prospectus and that all such documents will be complied with fully.

      Based on the assumptions contained in the Prospectus, (i) in our opinion the Trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation, (ii) although the matter is not free from doubt, in our opinion the Convertible Junior Subordinated Debentures should be classified for federal income tax purposes as indebtedness of Carriage, and (iii) the statements of legal conclusion set forth under the heading "Federal Income Tax Consequences" in the Prospectus reflect our opinions on the material United States federal income tax consequences of the ownership and disposition of the Convertible Preferred Securities.

      Our opinion is also based upon provisions of the United States Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date of the Registration Statement, all
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Carriage Services, Inc.
Page 2
October 25, 1999

of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                          Very truly yours,

                                          /s/ VINSON & ELKINS L.L.P.